FORM 4
OMB Approval
OMB Number 3235-0362
Expires: February 1, 1994

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

__ Check if no longer subject to Section 16, Form 4 or Form 5, Obligation may continue. (See Instructions)


1. Name and Address of Reporting Person:               David E. Meilahn
                                                       P.O. Box 968
                                                       Lake Stevens, WA 98258
2. Issuer Name and Ticker or Trading Symbol:           Mariculture Systems, Inc.
3. IRS or SSN of Reporting Person (Voluntary):
4. Statement for Month/Year                            12/01/2000
5. If Amendment, Date of Original:
6. Relation of Reporting Person to Issuer              X Director
                                                       X 10% owner
                                                       X Officer (Title):
                                                       _ Other (Specify)
                           X Filed by One Reporting Person.
                           _ Filed by more than One Reporting Person.



TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
1. Title of Security:    Common Stock            Common Stock            Common Stock             Common Stock
2. Transaction Date
3. Transaction Code
4. Securities
Acquired (A) or
Disposed (D):
Amount:
A or D:
Price:
5. Amount of             2,226,421               95,966                  17,400                   26,173
Securities
Beneficially Owned
at end of Month:
6. Ownership Form;       D                       I                       I                        I
Direct (D) or
Indirect (I):


7. Nature of             N/A                     Shares in self-         Shares owned by          Shares in self-
Indirect Beneficial                              directed IRA            wife of David            directed IRA
Ownership:                                       account                 Meilahn                  account of wife of
                                                                                                  David Meilahn


TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED (continued)
1. Title of Security:    Promissory Note         Promissory Note         Promissory Note          Promissory Note
2. Transaction Date                                                                               12/01/2000
3. Transaction Code                                                                               J
4. Securities                                                                                     A
Acquired (A) or
Disposed (D):
Amount:
A or D:
Price:
5. Amount of             $21,970.00              $14,400.97              $10,600.00               $5,000.00
Securities
Beneficially Owned
at end of Month:
6. Ownership Form;       D                       I                       I                        I
Direct (D) or
Indirect (I):
7. Nature of             N/A                     Promissory Note         Promissory Note          Promissory Note
Indirect Beneficial                              owned by wife of        owned by wife of         owned by wife of
Ownership:                                       David Meilahn           David Meilahn            David Meilahn

*If the form is filed by more than one Reporting Person, see instruction 5(b)(v)
Reminder: Report on a separate Line for each class of securities beneficially owned directly or indirectly.

FORM 4 (continued)


TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
1.  Title of Derivative Security:                                            N/A
2.  Conversion or Exercise Price of Derivative Security:
3.  Transaction Date (M/D/Y):
4.  Transaction Code:
                          V:
5.  Number of Derivative Securities Acquired (A) or Disposed of (D):
6.  Date Exercisable:
    Expiration Date:
7.  Title of Underlying Securities:
    Amount or number of Shares:
8.  Price of Derivative Security:

9.  Number of Derivative Securities Beneficially Owned  at end of Month:
10. Ownership of Derivative Securities;
    (D) Direct or (I) Indirect:
11. Nature of Indirect Beneficial Ownership:

EXPLANATION OF RESPONSES:






/s/ David E. Meilahn                                      Date: 12/12/2000
------------------------------------------------
David E. Meilahn
**Signature of Reporting Person

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See Sections 18 U.S.C. 1001, 15 U.S.C. 78ff(a).